2011 EQUITY INCENTIVE PLAN OF
SYNIVERSE CORPORATION
STOCK OPTION AGREEMENT
GRANT NOTICE
Unless otherwise defined herein, the terms defined in the 2011 Equity Incentive Plan of Buccaneer Holdings, Inc. as assigned to Syniverse Corporation (the “Plan”) shall have the same defined meanings in this Stock Option Agreement, which includes the terms in this Grant Notice (the “Grant Notice”) and Appendix A attached hereto (collectively, the “Agreement”).

You have been granted an Option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Agreement, as follows:

Name of Optionee:	[_____________]

Total Number of Shares

Subject to the Option:	[_______]

Grant Date:	May [___], 2015

Type of Option:    Nonqualified Stock Option

Final Expiration Date:	May [___], 2025

Vesting Schedule:	This Option will vest and become exercisable in accordance with the vesting schedule set forth in Appendix A

Exercise Price per Share:	$11.25 per Share

Total Exercise Price on Grant Date:	[_________]

Your signature below indicates your agreement and understanding that this Option is subject to all of the terms and conditions contained in the Agreement (including this Grant Notice and Appendix A to the Agreement) and the Plan. ACCORDINGLY, PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS OPTION.

SYNIVERSE CORPORATION	OPTIONEE

By	_________________________

Name: James A. Attwood, Jr.	[_____________]
Title: Chairman

APPENDIX A TO STOCK OPTION AGREEMENT

ARTICLE I.
GRANT OF OPTION

Section 1.1    Grant of Option. The Company hereby grants to the Optionee the Option to purchase any part or all of an aggregate of the Shares set forth in the Grant Notice pursuant to which this Appendix is attached, upon the terms and conditions set forth in the Plan and this Agreement (including the Grant Notice and this Appendix A). The Optionee hereby agrees that except as required by law, he or she will not disclose to any Person other than the Optionee’s spouse and/or tax or financial advisor (if any) the grant of the Option or any of the terms or provisions hereof without the prior approval of the Administrator, and the Optionee agrees that, in the discretion of the Administrator, the Option shall terminate and any unexercised portion of such Option (whether or not then exercisable) shall be forfeited if the Optionee violates the non-disclosure provisions of this Section 1.1. In connection with the grant of the Option, the Optionee shall cause his or her spouse, if any, to execute the consent attached hereto as Exhibit A as soon as practicable following the Grant Date.

Section 1.2    Option Subject to Plan. The Option granted hereunder is subject to the terms and provisions of the Plan, including without limitation, Article V and Article VIII thereof.

Section 1.3    Exercise Price. The Exercise Price of a Share covered by the Option shall be the Exercise Price per Share as set forth in the Grant Notice (without commission or other charge).

ARTICLE II.
VESTING SCHEDULE; EXERCISABILITY

Section 2.1    Commencement of Exercisability.
(a)Subject to Section 2.1(b) and Section 2.3, the shares covered by the Option shall become vested and exercisable in four equal and cumulative installments provided that the Optionee remains continuously employed in active service by the Company or any of its Subsidiaries from the Grant Date through such date as follows:
(i)The first installment shall consist of 25% of the shares covered by the Option and shall become vested and exercisable on the first anniversary of the Grant Date;

(ii)The second installment shall consist of 25% of the shares covered by the Option and shall become vested and exercisable on the second anniversary of the Grant Date;

(iii)The third installment shall consist of 25% of the shares covered by the Option and shall become vested and exercisable on the third anniversary of the Grant Date; and

(iv)The fourth installment shall consist of 25% of the shares covered by the Option and shall become vested and exercisable on the fourth anniversary of the Grant Date.

(b)The Shares covered by the Option shall become vested and exercisable in the event of termination of service without Cause within the twelve (12)-month period immediately following a Change in Control.

(c)The Administrator in its sole discretion may accelerate the vesting and/or exercisability of any portion of the Option that does not otherwise become vested or exercisable pursuant to Section 2.1. Notwithstanding anything to the contrary in this Agreement, any portion of the Option that has not become vested or exercisable pursuant to Section 2.1 on or prior to the date of the Optionee’s termination of service as a Service Provider shall be forfeited and shall not thereafter become vested or exercisable.

Section 2.2    Duration of Exercisability. The installments provided for in Section 2.1 are cumulative. Each such installment which becomes exercisable pursuant to Section 2.1 shall remain exercisable until it becomes unexercisable under Section 2.3. Once the Option becomes unexercisable, it shall be forfeited immediately.

Section 2.3    Expiration of Option.

(a)The Option may not be exercised to any extent by anyone after the first to occur of the following events:
(i)The Final Expiration Date;

(ii)In the event that the Company or any Principal Stockholder(s) provides a Repurchase Notice (defined below) to Optionee following the Optionee’s termination of service as a Service Provider for any reason other than Cause, death or Disability, sixty (60) days following the date of the Optionee’s termination of service as a Service Provider;

(iii)Except as the Administrator may otherwise approve, the date of (A) the Optionee’s termination of service as a Service Provider for Cause or (B) the Optionee’s material breach of any of the restrictive covenants set forth herein or in any other written agreement by and between the Company (or any of its Affiliates) and the Optionee; or

(iv)In the event that the Company or any Principal Stockholder(s) provides a Repurchase Notice to Optionee (or, if deceased, his or her applicable representative) following the Optionee’s termination of service as a Service Provider by reason of the Optionee’s death or Disability, six (6) months following the Optionee’s termination of service as a Service Provider.

Section 2.4    Partial Exercise. Subject to Section 5.2 of the Plan, any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable.

Section 2.5    Exercise of Option. The exercise of the Option shall be governed by the terms of this Agreement and the terms of the Plan, including, without limitation, the provisions of Article V of the Plan.

Section 2.6    Manner of Exercise; Tax Withholding.

(a)Unless determined otherwise by the Administrator, as a condition to the exercise of the Option, the Optionee shall (i) notify the Company at least thirty (30) days prior to exercise and no earlier than ninety days prior to exercise that the Optionee intends to exercise, and (ii) concurrently with the exercise of the Option, execute that certain Management Stockholders Agreement by and among Buccaneer Holdings, Inc., Carlyle Partners V, L.P., Carlyle Partners V-A, L.P., CP V Coinvestment A, L.P., CP V Coinvestment B, L.P., and each of the other stockholders who become parties to such agreement from time to time, dated April 6, 2011, as amended (the “Management Stockholders Agreement”), unless the Optionee has already executed the Management Stockholders Agreement. This Section 2.6(a) shall not apply if the Shares underlying the Option are registered on Form S-8.

(b)To the extent permitted by law or the applicable listing rules, if any, the Optionee may pay for the Shares with respect to which such Option or portion of such Option is exercised through (i) payment in cash; (ii) with the consent of the Administrator, the delivery of Shares which are owned by the Optionee, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate Exercise Price of the exercised portion of the Option; (iii) with the consent of the Administrator, through the surrender of Shares then issuable upon exercise of the Option having a Fair Market Value on the date of the exercise of the Option equal to the aggregate Exercise Price of the exercised portion of the Option; or (iv) with the consent of the Administrator, delivery of a notice that the Optionee has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate Exercise Price; provided that payment of such proceeds is then made to the Company upon settlement of such sale.

(c)The Optionee shall make appropriate arrangements for the payment to the Company (or its Subsidiaries, as applicable) in cash of all amounts which the Company (or its Subsidiaries, as applicable) is required to withhold under applicable law in connection with the exercise of the Option. Notwithstanding the prior sentence, with the consent of the Administrator and subject to any applicable legal conditions or restrictions, the Company shall, upon the Optionee’s request, withhold from the Shares otherwise issuable to the Optionee upon the exercise of the Option or any portion thereof a number of whole Shares having a Fair Market Value, determined as of the date of exercise, not in excess of the minimum of tax required to be withheld by law (or such other amount as may be necessary to avoid variable award accounting). Any adverse consequences to the Optionee arising in connection with the share withholding procedure set forth in the preceding sentence shall be the sole responsibility of the Optionee.

(d)Notwithstanding anything to the contrary herein, if the Company or any Principal Stockholder(s) provides written notice to Optionee of its desire to repurchase any or all of the Shares subject to the Option pursuant to the Management Stockholders Agreement (a “Repurchase Notice”) on or within thirty (30) days following the Optionee’s termination of service as a Service Provider, (i) Optionee shall be required to exercise the Option with respect to such Shares prior to the expiration of such Option pursuant to Section 2.3(a)(ii) or (iv), as applicable, (ii) notwithstanding anything to the contrary in Section 2.6(b), the Optionee shall be permitted to exercise the Option in the manner set forth in Section 2.6(b)(ii) or (iii), (iii) notwithstanding anything to the contrary in Section 2.6(c), the Optionee shall be permitted to satisfy any applicable withholding tax due under applicable law in connection with the exercise of the Option by instructing the Company to withhold that number of Shares having a Fair Market Value, determined as of the date of exercise, equal to the minimum of tax required to be withheld by law (or such other amount as may be necessary to avoid variable award accounting) (rounded down to nearest whole number of Shares with a Fair Market Value not in excess of the amount of tax required to be so withheld), and (iv) the Company or the Principal Stockholder(s) that provided the Repurchase Notice shall repurchase such Shares in accordance with the terms of the Management Stockholders Agreement as soon as reasonably practicable following exercise, but in no event (A) prior to the day immediately following the six-month anniversary of the date on which such Shares were issued or (B) later than the thirtieth day following the six-month anniversary of the date on which such Shares were issued; provided that, in no event, shall Optionee be required to exercise the Option pursuant to this Section 2.6(d) if the Exercise Price exceeds the Fair Market Value at all times during the period beginning on the date of delivery of the Repurchase Notice and ending on the date of the expiration of the Option pursuant to Section 2.3(a)(ii) or (iv), as applicable. Notwithstanding anything to the contrary in the Management Stockholders Agreement, to the extent the Company and/or any Principal Stockholder(s) do not provide the Repurchase Notice to the Optionee on or within thirty (30) days following the Optionee’s termination of service as a Service Provider, the Company and/or any such Principal Stockholder(s), as applicable, waive all of its or their respective rights pursuant to Section 6 of the Management Stockholders Agreement to repurchase any Shares issued upon exercise of the Option (other than in the event of the Optionee’s breach of any of the restrictive covenants set forth herein or in any other written agreement by and between the Company (or any of its Affiliates) and the Optionee in which case all rights of the Company and/or the Principal Stockholder(s) to repurchase Shares pursuant to Section 6 of the Management Stockholders Agreement shall remain in full force and effect).

ARTICLE III.
RESTRICTIVE COVENANTS

Section 3.1    Obligation to Maintain Confidentiality. Optionee acknowledges that the confidential or proprietary information and data (including trade secrets) of the Company or any of its Subsidiaries or Affiliates obtained by Optionee while employed by or in the service of the Company or any of its Subsidiaries or Affiliates (including, without limitation, prior to the date of this Agreement) (“Confidential Information”) are the property of the Company or such Subsidiaries or Affiliates, including information concerning acquisition opportunities in or reasonably related to the Company’s, or such Subsidiaries’ or Affiliates’ business or industry of which Optionee becomes aware during the period of Optionee’s employment or service. Therefore, Optionee agrees that he or she will not disclose to any unauthorized person, group or entity or use for Optionee’s own account any Confidential Information without the Company’s written consent, unless and to the extent that the Confidential Information, (a) becomes generally known to and available for use by the public other than as a result of Optionee’s acts or omissions to act, (b) was known to Optionee prior to Optionee’s employment or service with the Company or any of its Subsidiaries and Affiliates, or (c) is required to be disclosed pursuant to any applicable law or court order. Optionee shall use reasonable best efforts to deliver to the Company on the date of his or her termination of service, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company and its Subsidiaries and Affiliates (including, without limitation, all acquisition prospects, lists and contact information) which Optionee may then possess or have under his or her control, but excluding financial information of the Company relating to Optionee’s ownership of Option Shares, which information will nonetheless continue to constitute Confidential Information.

Section 3.2    Ownership of Property. Optionee acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s or any of its Subsidiaries’ or Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that were or are conceived, developed, contributed to, made, or reduced to practice by Optionee (either solely or jointly with others) while employed by or in the service of the Company or any of its Subsidiaries or Affiliates (including, without limitation, prior to the date of this Agreement) (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company or such Subsidiary or Affiliate and Optionee hereby assigns, and agrees to assign, all of the above Work Product to the Company or to such Subsidiary or Affiliate. Any copyrightable work prepared in whole or in part by Optionee in the course of Optionee’s work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such Subsidiary or Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Optionee hereby assigns and agrees to assign to the Company or such Subsidiary or Affiliate all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Optionee shall as promptly as practicable under the circumstances disclose such Work Product and copyrightable work to the Company and perform all actions reasonably requested by the Company (whether during or after Optionee’s employment with or service to the Company and its Subsidiaries and Affiliates) to establish and confirm the Company’s or such Subsidiary’s or Affiliate’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments). Notwithstanding the foregoing, to the extent the Optionee’s principal place of business is California or Illinois, Optionee understands that this Agreement does not require assignment of any Work Product to the extent such Work Product qualifies for protection under Section 2870 of the California Labor Code or 765 Illinois Compiled Statutes 1060, as applicable, the current text of each which is attached hereto as Exhibit B.

Section 3.3    Third Party Information. Optionee understands that the Company and its Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Subsidiaries and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the period of Optionee’s employment with or service to the Company or its Subsidiaries or Affiliates and thereafter, and without in any way limiting the provisions of Section 3.1 above, Optionee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of the Company or its Subsidiaries and Affiliates who need to know such information in connection with their work for the Company or its Subsidiaries and Affiliates) or use, except in connection with Optionee’s work for the Company or its Subsidiaries and Affiliates, Third Party Information unless expressly authorized by the Company in writing or unless and to the extent that the Third Party Information, (a) becomes generally known to and available for use by the public other than as a result of Optionee’s acts or omissions to act, (b) was known to Optionee prior to Optionee’s employment with or service to the Company or any of its Subsidiaries and Affiliates, or (c) is required to be disclosed pursuant to any applicable law or court order.

Section 3.4    Use of Information of Prior Employers. During Optionee’s employment or service, Optionee will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Optionee has an obligation of confidentiality, and will not bring onto the premises of the Company, its Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Optionee has an obligation of confidentiality unless consented to in writing by the former employer or person. Optionee will use in the performance of Optionee’s duties only information which is (a)(i) common knowledge in the industry or (ii) is otherwise legally in the public domain, (b) is otherwise provided or developed by the Company, its Subsidiaries or Affiliates or (c) in the case of materials, property or information belonging to any former employer or other person to whom Optionee has an obligation of confidentiality, approved for such use in writing by such former employer or person.

Section 3.5    Noncompetition and Nonsolicitation. Optionee acknowledges that, in the course of Optionee’s employment, Optionee will become familiar with the Company’s and its Subsidiaries’ and Affiliates’ trade secrets and with other confidential information concerning the Company and its Subsidiaries and Affiliates and that Optionee’s services will be of special, unique and extraordinary value to the Company and its Subsidiaries and Affiliates. Therefore, Optionee agrees that:

(a)Noncompetition. While employed by the Company or any of its Subsidiaries or Affiliates, and for a period beginning on the date of termination of Optionee’s employment for any reason and ending on the first anniversary of such date of termination (the “Noncompete Period”), Optionee shall not, anywhere in the world where the Company or its Subsidiaries or Affiliates conduct or actively propose to conduct business during Optionee’s employment, directly or indirectly own, manage, control, participate in, consult with, be employed by or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries or Affiliates prior to Optionee’s termination of service with the Company and its Subsidiaries and Affiliates; provided, however, that Optionee may own up to 2% of any class of an issuer’s publicly traded securities. Nothing in this Section 3.5(a) confers upon Optionee any right to receive severance or obligates the Company to pay any severance to Optionee in connection with his or her termination of service for any reason.

(b)Nonsolicitation. During the Noncompete Period, Optionee shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or its Subsidiaries or Affiliates to leave the employ of the Company or any of its Subsidiaries or Affiliates, or in any way interfere with the relationship between the Company or its Subsidiaries or Affiliates and any employee thereof, and (ii) hire any person who was an employee of the Company or any of its Subsidiaries or Affiliates within 180 days prior to the time such employee was hired by Optionee, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or its Subsidiaries or Affiliates to cease doing business with the Company or its Subsidiaries or Affiliates or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or its Subsidiaries or Affiliates or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of the Company or its Subsidiaries or Affiliates and with which the Company, its Subsidiaries or Affiliates has entered into substantive negotiations or has requested and received confidential information relating to the acquisition of such business by the Company, its Subsidiaries or Affiliates in the two-year period immediately preceding Optionee’s termination of service with the Company or any of its Subsidiaries or Affiliates.

Notwithstanding anything to the contrary herein, in the event the Optionee’s principal place of business as of the date of his or her termination of service is California, the covenants set forth in Sections 3.5(a) and 3.5(b)(ii) through 3.5(b)(iv) shall not apply.
(c)Enforcement. If, at the time of enforcement of Section 3.5(a) or (b), a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Optionee agrees that because his or her services are unique and Optionee has access to confidential information, money damages would be an inadequate remedy for any breach of Article III. Optionee agrees that the Company, its Subsidiaries and Affiliates, in the event of a breach or threatened breach of this Article III, may seek injunctive or other equitable relief in addition to any other remedy available to them in a court of competent jurisdiction without posting bond or other security.

(d)Non-disparagement. Optionee agrees that at no time during his employment by the Company or any of its Subsidiaries or Affiliates or thereafter, shall he make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, in any material respect, the reputation, business or character of the Company or any of its Subsidiaries or Affiliates or any of their respective directors, officers or employees; provided that Optionee shall not be required to make any untruthful statement or to violate any law; and provided, further, that Optionee may make any truthful statement or communication to any third party which clarifies or corrects any statement or other communication by or on behalf of the Company or any of its Subsidiaries or Affiliates or any of their respective directors, officers or employees which impugns or attacks, or is otherwise critical of, in any material respect, the reputation, business or character of Optionee.

(e)Acknowledgments. Optionee acknowledges that the provisions of this Article III are (i) in addition to, and not in limitation of, any obligation of Optionee’s under the terms of any employment agreement with the Company or any of its Subsidiaries or Affiliates, (ii) in consideration of (A) employment with the Company or any of its Subsidiaries or Affiliates, (B) the issuance of the Option by the Company and (C) additional good and valuable consideration as set forth in this Agreement. In addition, Optionee agrees and acknowledges that the restrictions contained in Article III do not preclude Optionee from earning a livelihood, nor do they unreasonably impose limitations on Optionee’s ability to earn a living. In addition, Optionee acknowledges that (x) the business of the Company and its Subsidiaries and Affiliates will be international in scope and without geographical limitation, (y) notwithstanding the state of incorporation or principal office of the Company or its Subsidiaries or Affiliates, or any of their respective executives or employees (including the Optionee), it is expected that the Company and its Subsidiaries and Affiliates will have business activities and have valuable business relationships within its industry throughout the world, and (z) as part of Optionee’s responsibilities, Optionee will be traveling and conducting business throughout the world in furtherance of the Company’s and/or its Subsidiaries’ and Affiliates’ business and their respective relationships. Optionee agrees and acknowledges that the potential harm to the Company or its Subsidiaries or Affiliates of the non-enforcement of this Article III outweighs any potential harm to Optionee of its enforcement by injunction or otherwise. Optionee acknowledges that he or she has carefully read this Agreement and has given careful consideration to the restraints imposed upon Optionee by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company, and its Subsidiaries and Affiliates now existing or to be developed in the future. Optionee expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

ARTICLE IV
OTHER PROVISIONS

Section 4.1    Optionee Representation; Not a Contract of Service. The Optionee hereby represents that the Optionee’s execution of this Agreement and participation in the Plan is voluntary and that the Optionee has in no way been induced to enter into this Agreement in exchange for or as a requirement of the expectation of service with the Company or any of its Subsidiaries. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue as a Service Provider or shall interfere with or restrict in any way the rights of the Company or its Subsidiaries, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without Cause except pursuant to an employment or consulting agreement executed by and between the Company and the Optionee and approved by the Board.

Section 4.2    Shares Subject to Plan and Management Stockholders Agreement; Restrictions on the Transfer of Options and Common Stock. The Optionee acknowledges that this Option and any Shares acquired upon exercise of the Option are subject to the terms of the Plan and the Management Stockholders Agreement including, without limitation, the restrictions set forth in Sections 5.6 and 5.7 of the Plan. In the event of a conflict between the terms of this Agreement and the Plan, the terms of the Plan shall control.

Section 4.3    Construction. This Agreement shall be administered, interpreted and enforced under the laws of the state of Delaware, without regard to conflicts of law principles of any jurisdiction.

Section 4.4    Conformity to Securities Laws. The Optionee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, including without limitation Rule 16b-3. Notwithstanding anything herein to the contrary, the Plan, the Management Stockholders Agreement and this Agreement shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 4.5    Amendment, Suspension and Termination. The Option may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided that, except as provided by Section 8.1 of the Plan, neither the amendment, modification, suspension nor termination of this Agreement (including the Grant Notice) shall, without the consent of the Optionee, materially alter or impair any rights or obligations under the Option.

Section 4.6    Data Privacy Consent. As a condition of the Option grant, the Optionee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that the Company and its Subsidiaries and Affiliates hold certain personal information about the Optionee, including the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all restricted stock or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the purpose of implementing, managing and administering the Plan (the “Data”). The Optionee further understands that the Company and its Subsidiaries and Affiliates may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of the Optionee’s participation in the Plan, and that the Company and its Subsidiaries and Affiliates may each further transfer the Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Optionee understands that these recipients may be located in the Optionee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Optionee authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any Shares. The Optionee understands that the Data will be held only as long as is necessary or appropriate to implement, administer, and manage the Optionee’s participation in the Plan. The Optionee understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Optionee understands that refusal or withdrawal of consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her local human resources representative.

ARTICLE V.
DEFINITIONS

Whenever the following terms are used in this Agreement (including the Grant Notice), they shall have the meaning specified below unless the context clearly indicates to the contrary. Capitalized terms used in this Agreement and not defined below shall have the meaning given such terms in the Plan. The singular pronoun shall include the plural, where the context so indicates.
Section 5.1    “Change in Control” shall mean any transaction or series of transactions pursuant to which any Person or group of related Persons other than the Carlyle Entities and their respective Affiliates in the aggregate acquire(s) (a) beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of equity securities of the Company possessing the voting power (other than voting rights accruing only in the event of a default, breach or event of noncompliance that has not yet occurred) to elect a majority of the Board (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s equity, securityholder or voting agreement, proxy, power of attorney or otherwise) or (b) all or substantially all of the Company’s assets determined on a consolidated basis; provided that a Public Offering shall not constitute a Change in Control; provided, further, that any transaction or series of transactions shall only constitute a Change in Control if such transaction or series of transactions constitutes a “change in control event” within the meaning of Section 409A of the Code.

Section 5.2    “Company” shall mean Syniverse Corporation, a Delaware corporation.

Section 5.3    “Exercise Price” shall mean the exercise price per Share set forth in the Grant Notice.

Section 5.4    “Final Expiration Date” shall mean the final expiration date set forth in the Grant Notice.

Section 5.5    “Grant Date” shall be the grant date set forth in the Grant Notice.

Section 5.6    “Grant Notice” shall mean the Grant Notice referred to in Section 1.1 of this Agreement, which Grant Notice is for all purposes a part of the Agreement.

Section 5.7    “Option” shall mean the option to purchase Common Stock granted under this Agreement.

Section 5.8    “Optionee” shall be the Person designated as such in the Grant Notice.

Section 5.9    “Plan” shall have the meaning set forth in the Recitals hereto.

Section 5.10    “Public Offering” shall mean the sale in an underwritten public offering registered under the Securities Act of equity securities of the Company or a corporate successor to the Company.

* * * * *

EXHIBIT A

CONSENT
As the undersigned spouse of Optionee, I hereby acknowledges that I have read that certain Stock Option Agreement and that certain Grant Notice, each by and between my spouse and the Company and dated as of [_____________] (collectively, the “Agreement”), and that I understand their contents. I am aware that the Agreement provides for the repurchase of the Shares subject to my spouse's Option under certain circumstances and imposes other restrictions on the transfer of such Shares. I agree that my spouse's interest in the Option and the Shares subject to such Option are subject to the Agreement and any interest I may have in such Option and the Shares subject to such Option shall be irrevocably bound by the Agreement and further that my community property interest, if any, shall be similarly bound by the Agreement.
I am aware that the legal, financial and other matters contained in the Agreement are complex and I am free to seek advice with respect thereto from independent counsel. I have either sought such advice or determined after carefully reviewing the Agreement and the Plan that I will waive such right.
Capitalized terms used in this consent and not defined herein shall have the meanings given to such terms in the Agreement.

Spouse

Witness

EXHIBIT B

Section 2870 of the California Labor Code
As of the Grant Date, Section 2870 of the California Labor Code is as follows:
(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2)    Result from any work performed by the employee for the employer.
(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

765 Illinois Compiled Statutes 1060
As of the date of this Agreement, 765 Illinois Compiled Statutes 1060 is as follows:
(1)     A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this subsection.
(2)     An employer shall not require a provision made void and unenforceable by subsection (1) of this Section as a condition of employment or continuing employment. This Act shall not preempt existing common law applicable to any shop rights of employers with respect to employees who have not signed an employment agreement.
(3)     If an employment agreement entered into after January 1, 1984, contains a provision requiring the employee to assign any of the employee's rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.